UDEMY CANADA ULC

EMPLOYMENT AGREEMENT

August 11, 2025

Dear Ozzie Goldschmied:

Re: Employment Agreement with Udemy Canada ULC (“Udemy” or the “Company”)

On behalf of Udemy, I am pleased to make the following offer of employment to you on the terms and conditions set out in this Agreement (the “Agreement”), and in our policies that may be implemented and amended from time to time. Your signature in the space provided at the end of this document indicates your acceptance of this offer of employment on the terms and conditions set out below. Please review this agreement carefully as it contains terms that govern how your employment with the Company may be terminated as well as restrictive covenants that will continue after your employment ends (for any reason).
Even though you will now be directly employed by Udemy, and no longer providing services to us as an independent contractor, and although this employment agreement can be considered consideration in and of itself, for the avoidance of any doubt, the Company will pay you a one-time signing bonus of $1,000 CAD as additional consideration for entering into this Agreement according to the terms and conditions below.
1.Start Date: You will commence employment with the Company on August 15, 2025 (“Start Date”). The Company acknowledges that you have been providing services as an independent contractor since June 11, 2025 (“Initial Start Date”) and will recognize your service with the Company as having commenced on the Initial Start Date.
2.Position and Duties: You will hold the position of Chief Technology Officer reporting to Hugo Sarrazin.
You agree to perform your duties in a faithful and diligent manner, to the best of your ability. You also agree to devote all of your business time, attention, skill and effort exclusively to the Company’s business at all times in compliance with the policies, procedures, directions and instructions given to you by the Company. Similar work of any nature elsewhere or participation in any business similar to or competitive with the Company is not permitted unless approved by the Company in writing. You acknowledge and agree that you owe a duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act or omission and to make no statement, oral or written, which would injure the Company’s business, interests or reputation.
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3.Salary: Your (gross) annual salary will be $649,348.57 CAD1, less regular withholdings and any applicable insurance or benefit premiums.
You will be paid on a pro-rated basis through direct deposit in accordance with the Company’s regular payroll schedule. Any future wage increases will be entirely at the Company’s discretion, and an increase in any given year does not imply or guarantee an increase in any subsequent year(s).
4.Bonus or Incentive: In your position, you will be eligible to be considered by the Company for the award of a bonus with an annual target of 70% of your annual base salary (the “Target Bonus”). If the Target Bonus or any portion thereof is awarded to you, it shall be paid in cash.
The purpose of bonuses is to reward employees for their contributions to the Company and to retain talent. The award of this bonus and the amount of a bonus, if one is awarded, shall be determined by the Company’s board of directors. The payment of a bonus in one year or in a series of years does not imply or guarantee that you will continue to receive a bonus in future year(s), nor does it imply or guarantee the amount of any such future bonus(es), if awarded.
Since such bonuses are designed to reward employees for actual contributions to the performance of the Company and to retain employees, you shall cease to be eligible to receive a bonus as soon as you give notice of resignation or your active employment ends (without regard to any statutory, “common law,” or contractual notice period) subject only to the minimum requirements of the Employment Standards Act, 2000 (as amended) (the “ESA”). For greater certainty, unless otherwise mandated by the ESA, no notice period, whether given by you as notice of resignation or by the Company as notice of termination (or which a court or tribunal determines ought to have been given by the Company), shall extend your eligibility to receive a bonus or to receive compensation or damages for the loss of any bonus(es) or the opportunity to earn or receive such bonus(es).
For purposes of calculating any bonus during your first year of employment, you will be given service credit from the Initial Start Date.
5.Initial Grant of Stock: Reference is made to the grant of restricted stock units (the “RSUs”) previously granted to you by Udemy, Inc. (“Parent”) pursuant to that certain consulting agreement, dated June 11, 2025 (the “Consulting Agreement”). If you accept the offer of employment from the Company, the RSUs will continue to vest in accordance with their terms, subject to continued service with Parent or a subsidiary of Parent (including the Company). No RSUs will vest before such date, and no rights to any vesting shall be earned or accrued prior to such date. This RSU grant will otherwise be subject to the terms and conditions of Parent’s equity incentive plan and RSU agreement in effect at the time of grant. No right to any shares of Parent common stock issuable pursuant to the RSU grant will be earned or accrued until
1 Calculated based on the board-approved rate of $470,000 USD converted to CAD using the exchange rate effective as of the close of business May 30, 2025: .72366.
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such time that vesting occurs, nor does this grant confer any right to continue vesting or employment with the Company or its subsidiaries. You shall cease to be eligible to receive RSUs as soon as your active employment ends (without regard to any statutory, “common law,” or contractual notice period) subject only to the minimum requirements of the ESA. For greater certainty, unless otherwise mandated by the ESA, no notice period, whether by the Company as notice of termination (or which a court or tribunal determines ought to have been given by the Company), shall extend your eligibility to receive RSUs or to receive compensation or damages for the loss of any RSUs or the opportunity to earn or receive such RSUs.
6.Future Grants of Stock: You will be eligible to receive additional equity or other long-term incentive awards pursuant to any plans or arrangements Parent may have in effect from time to time. Parent’s board of directors (the “Board”) will determine in its discretion whether you will be granted any such awards and the terms of any such awards in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time. Your eligibility for such awards will begin in 2026 subject to such awards being made by the Board during its normal executive compensation review cycle with the terms and amounts of awards to be made to you consistent with the methodology applied to Parent’s senior executives.
7.Benefits: The Company does not currently have a group benefits plan and therefore will provide you with a monthly stipend of $1,000 CAD so that you can purchase your own supplemental coverage. If and when the Company does implement a group benefits plan, you will no longer be eligible for this stipend but will be eligible to enroll in the Company’s group benefits plan in accordance with the written terms set out in the benefit booklet that will be distributed to you, and subject to the terms of the contract with the insurer. However, the Company’s group benefits plan may be amended or suspended, in whole or in part, at any time and from time to time by the Company, without providing any prior notice (or if applicable legislation such as the ESA requires any notice to be provided to affected employees, then by providing only the minimum amount of notice required by such legislation).
8.Vacation: The Company offers a flexible time off policy pursuant to which you can take a reasonable amount of paid time away from the office for vacation, illness, family emergencies, etc., as necessary; provided, that you will always be entitled to the minimum amount of vacation time prescribed by the ESA. Vacation time must be taken at times approved by your direct supervisor, in writing, and in accordance with the Company’s vacation policy and practices.
Your salary above is deemed inclusive of vacation pay. You will be entitled to vacation pay if and only if the value of your recorded weeks of paid vacation is less than the minimum amount of vacation pay required under the ESA.
In the event you resign or your employment is terminated for just cause, the Company will not ‘buy out’ any of your unused vacation time, but it will pay to you any accrued but unpaid statutory vacation pay in accordance with the ESA.
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9.Hours of Work & Overtime:
Although your core hours of work will be 9:00 a.m. to 5:00 p.m., Monday through Friday, you agree that your hours of work will ultimately be those hours required to carry out your duties and responsibilities. You agree to work in excess of your regular daily hours of work when required by the Company. You understand and agree that, due to the nature of your duties with the Company, some or all of the parts of the ESA that regulate breaks, maximum hours of work, and entitle some employees to overtime pay may not apply to you. The Company reserves the right to alter your work schedule to meet changing business needs, and you agree that it may do so by providing you with only the minimum amount of notice (if any) required by the ESA to make such changes.
In your position, you are considered exempt from overtime pay in accordance with the rules established in the ESA, which shall continue to be the case until, in light of the nature of your duties and responsibilities, the Company determines that you are no longer eligible for overtime and informs you of this in writing.
In order to perform the administrative tasks related to this position, you may be required to set-up a home office and/or to work from the Company’s offices and/or coworking spaces. The home office space should be of adequate size to perform your duties and for the storage of pertinent files and materials used in your day to day work. It is estimated that work will be required from your home office operations. Work may be required from your home office approximately 40% of the time and travel (including but not limited to possible travel to Udemy’s office in Toronto, once established) approximately 60% of the time. This will be reflected on your T2200 form at the end of the financial year. The Company will not reimburse the costs related for the set-up or maintenance of the home office.
10.Restrictions on Employment: You represent to the Company that you are under no restrictions or prohibitions, including any owed to another employer, that prevent you from lawfully fulfilling your duties and responsibilities under this employment contract.
11.Previous Employment: You acknowledge and agree that the Company has not induced you to leave your current employment. You further acknowledge and agree that any service with any of your other or previous employers will not be recognized by the Company for any purpose.
12.Ability to Work in Canada: The offer of employment from the Company will be conditional upon you being able to lawfully work in Canada. Moreover, your ongoing employment shall remain conditional upon you being able to lawfully work in Canada, failing which you agree that the Company may terminate your employment without notice or pay in lieu of notice, subject only to the minimum requirements of the ESA (if any).
13.Ability to Travel: The offer of employment from the Company will be conditional upon you being able to lawfully travel outside of Canada, particularly to the United
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States of America. Moreover, your ongoing employment shall remain conditional upon you being able to lawfully travel outside of Canada, failing which you agree that the Company may terminate your employment without notice or pay in lieu of notice, subject only to the minimum requirements of the ESA (if any).
14.Company Policies: You shall comply with all of the Company’s policies and procedures, including any updated and amended versions of them. The Company reserves the right to implement new policies or remove or modify existing policies without providing any prior notice (or if the ESA requires any notice to be provided to affected employees, then by providing only the minimum amount of notice required by the ESA).
15.Severance and Change in Control Benefits: In connection with executing the employment agreement with the Company, you will also enter into a Change in Control and Severance Agreement.
16.Termination of Employment: Your employment may be terminated in the following manner and circumstances:
(a)by you, by giving the Company at least thirty (30) days of written notice;
(b)by the Company, without any notice or pay in lieu of notice, if the Company has just cause to terminate your employment provided, however, that in the event you are entitled to notice (or pay in lieu of notice), benefits coverage continuation, severance pay and/or any other requirements under the ESA even though the Company has just cause to terminate your employment at common law, you will still receive the minimum entitlements required by that Act (but no more than that); or,
(c)by the Company without cause, by providing you with the entitlements set out in the Change of Control and Severance Agreement, subject to the Statutory Compliance & Savings Clause herein.
17.Statutory Compliance & Saving Clause: The parties, and especially the Company, intend to comply with all applicable employment-related legislation, which may change from time to time. If there are any obligations that are required under the applicable employment-related legislation that require payments or benefits not described in this Agreement, then the Company will comply with those obligations, but you shall receive no more than what was necessary to achieve such compliance.
18.Conflicts of Interest/Outside Activities: During your employment with the Company, you shall not, without the Company’s prior written consent, be employed, engaged, or connected, in any capacity, with another entity that is in competition with the Company. You shall not use any of the Company’s property or resources except as is required in the performance of your employment duties.
19.Confidentiality: Except as is required in the performance of your employment duties, you shall not at any time, during or after your employment, use or disclose any
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of the Company’s information that is of a secret, proprietary, confidential or generally undisclosed nature, which information relates to the Company’s, or any of the Company’s affiliates’, non-public financial and accounting information, methods of conducting and obtaining business, customer contracts; customer purchasing preferences; business development opportunities; pricing, including customer discounts; sales and profit margins; personnel matters, and internal corporate policies and procedures (collectively the “Confidential Information”).
You acknowledge and agree that any unauthorized use or disclosure of any Confidential Information may justify the termination of your employment without notice or pay in lieu of notice, subject only to the minimum requirements of the ESA (if any).
You also agree that it will be an essential term and condition of your employment that, from time to time, you must execute and abide by non-disclosure and confidentiality agreements in favour of the Company’s customers and business partners in order to carry out your work.
You acknowledge and understand that the Company has no interest in, and will not accept disclosure by you of, any confidential information that belongs to a previous employer or other third party. You understand and agree that you are strictly prohibited from ever disclosing any confidential information of a previous employer or any third party to the Company or any employees of the Company.
20.Intellectual Property: You agree that all inventions and other intellectual property, whether or not patented or patentable, trade secrets or works in which copyright may exist, including but not limited to inventions, designs, ideas, discoveries, works, creations, developments, programs, software, schematics, codes, drawings, sketches, specifications, compilations of information, analysis, experiments, studies, data, formulae, methods, processes, techniques, prototypes, products, samples, equipment, and/or tools and machines (collectively the “Intellectual Property”), that you develop or create while employed with the Company, or as a result of your employment with the Company, are the exclusive property of the Company and its successors and assigns. You agree to assist the Company, without charge, with any steps to apply for, record, register or enforce rights in such Intellectual Property while employed, and to do so after ceasing employment without payment other than expenses. You irrevocably waive in favour of the Company and its successors and assigns any “moral rights”, including without limitation, rights to control use or attribution by the Company of any work created by you in which copyright exists.
21.Work Product: You agree that all documents, computer files, and data that you develop or create in the course of your employment with the Company, including but not limited to spreadsheets, reports, presentations and journals (collectively the “Work Product”), are the exclusive property of the Company, and you waive any rights that you might otherwise have in them.
22.Restrictive Covenants:
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(a)Non-Solicitation of Customers: During your employment and for a period of six (6) months after your employment ends, regardless of the reason why it ended, you shall not, without the Company’s prior written authorization, solicit any person, partnership, co-operative, government, or corporation with whom you had material business contact as a customer of the Company during the twelve (12) months immediately preceding your last active day of employment, to encourage such customer to purchase any products or services of the kind that you were responsible for selling or delivering to such customers on behalf of the Company, or any substitutes for those products or services, from anyone other than the Company.
(b)Non-Solicitation of Personnel: During your employment and for a period of twelve (12) months after your employment ends, regardless of the reason why it ended, you shall not, without the Company’s prior written authorization, hire away any of the Company’s employees or consultants, or otherwise encourage them to end their relationship with the Company.
23.Return of the Company’s Property: At the end of your employment, or at any other time upon the Company’s request, you shall immediately return all property belonging to the Company, including any keys, access cards, manuals, reports, sales data, and other documents or data.
24.Expenses: You will be reimbursed for all reasonable business expenses actually and properly incurred by you from time to time in connection with carrying out your duties and responsibilities to the Company and in accordance with our policies. Our current policies require provision of original copies of all invoices and/or statements in respect of which you seek reimbursement.
25.Survivability: For greater certainty, your obligations under the sections titled “Confidentiality”, “Intellectual Property”, “Work Product”, “Restrictive Covenants” and “Return of Company Property” shall survive the termination of this employment contract and your employment with the Company, however occasioned.
26.Statutory Deductions, etc.: All of the compensation, benefits, and payments provided for in this employment contract shall be subject to normal and applicable statutory deductions and withholding.
27.Changes: The Company may, as it deems necessary or advisable in its sole discretion, amend any aspect or eliminate entirely the group insurance, or any other plans that may be in effect from time to time. You expressly agree that such reduction, alteration, amendment or elimination, shall not constitute a termination of your employment, a breach of this Agreement or constructive dismissal.
28.Accessibility for Ontarians with Disabilities: The Company is committed to improving accessibility for Ontarians with disabilities and to ensuring that all of our employees have the support and the tools they need to succeed. We have developed policies relating to human rights, accessibility and accommodation, and provide all our employees with training on the Accessibility for Ontarians with Disabilities Act,
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2005, either during orientation and/or on an ongoing basis. If you feel you need accommodation in relation to a disability, or have a question or concern about our policies, please speak to Human Resources.
29.Employment Standards Act, 2000 Poster: To help ensure that employees understand their rights under the Employment Standards Act, 2000, the Ontario Ministry of Labour has prepared and published a poster entitled “Employment Standards in Ontario”, a copy of which is enclosed. Additional copies may be obtained here https://files.ontario.ca/mltsd-employment-standards-poster-en-2020-09-08.pdf
30.Entire Agreement: This Agreement together with any enclosures, agreements and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document delivered pursuant to this Agreement.
31.Modification: Any modification to this employment contract must be in writing and signed by your supervisor (Udemy’s President and CEO), or it shall have no effect and shall be void. Unless the Company agrees, in writing, to amend, replace or cancel this employment contract, it shall remain in full force and effect throughout your employment with the Company, regardless of any changes to your title, position, duties, level of responsibility, and location.
32.Severability and Waiver: If any part of this Agreement is found by a court of competent jurisdiction to be void, illegal or otherwise unenforceable, that part shall be severed from this Agreement and the rest of the Agreement shall remain in full force and effect. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.
33.Assignment: You may not assign any of your rights under this employment contract. However, the Company may assign any or all of its rights to any affiliated company or subsequent owner of the Company’s business, who will have the right to enforce this employment contract to the same extent as the Company.
34.Governing Law: This employment contract shall be governed by and construed in accordance with the laws of the Province of Ontario.
35.Independent Legal Advice:    You acknowledge that you have read, understand and agree with all of the provisions of this employment contract, and you have had sufficient opportunity to obtain independent legal advice about it.
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Please indicate your acceptance of its terms and conditions by signing and returning the enclosed copy of this letter (please also initial the bottom right corner of each page) to Udemy by no later than August 14, 2025.

We look forward to you joining the Udemy team!

Yours very truly,

Udemy Canada ULC

/s/ Hugo Sarrazin

Hugo Sarrazin
President and CEO, Udemy, Inc.

I have read, understand, and agree with the foregoing and all of the enclosures.

X /s/ Ozzie Goldschmied
OZZIE GOLDSCHMIED

8/12/2025
Date
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